SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities Act of 1934
                                (Amendment No. )

Filed by the Registrant  X
Filed by a Party other than the Registrant

Check the appropriate box:
  Preliminary Proxy Statement            Confidential, for use of the Commission
                                         only (as permitted by Rule 14a-6(e)(2)
X  Definitive Proxy Statement
   Definitive Additional Materials
   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Express Scripts, Inc.
                (Name of Registrant As Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement. If other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     X  No fee required.
        Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

     Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)  Amount previously paid:

   (2)  Form, Schedule or Registration Statement No.:

   (3) Filing party:

   (4) Date filed:


                          [COMPANY LOGO INSERTED HERE]


                              EXPRESS SCRIPTS, INC.
                              13900 Riverport Drive
                        Maryland Heights, Missouri 63043

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  May 24, 2000

     The 2000 Annual Meeting of Stockholders of EXPRESS SCRIPTS, INC., a Delaware corporation (the "Company"), will be held at the offices of the Company, 13900 Riverport Drive, Maryland Heights, Missouri 63043, on Wednesday, May 24, 2000, at 9:30 a.m. Central Time, to consider and act upon the following matters:

     1. to elect fifteen (15) directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified;

     2. to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the Company's current fiscal year; and

     3. to transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on March 31, 2000, are entitled to notice of and to vote at the Meeting. At least ten days prior to the Meeting, a complete list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the Meeting, during ordinary business hours, at the office of the Secretary of the Company at 13900 Riverport Drive, Maryland Heights, Missouri 63043. As a stockholder of record, you are cordially invited to attend the Meeting in person. If you do not expect to be present, please complete, sign and date the enclosed Proxy and mail it promptly in the enclosed envelope. The return of the enclosed Proxy will not affect your right to vote in person if you attend the Meeting.

                                      By Order of the Board of Directors

                                      /s/ Thomas M. Boudreau

                                      Thomas M. Boudreau
                                      Secretary
13900 Riverport Drive
Maryland Heights, Missouri 63043
April 24, 2000

     The return of your signed Proxy as promptly as possible will greatly facilitate arrangements for the meeting. No postage is required if the Proxy is returned in the envelope enclosed for your convenience and mailed in the United States.


                                Table of Contents
                                                                          Page
Proxy Statement......................................................... 1
Voting Securities....................................................... 1
Security Ownership of Certain Beneficial Owners and Management.......... 2
Item I - Election of Directors.......................................... 3
     Committees of the Board of Directors............................... 5
     Directors' Compensation............................................ 5
     Report of the Compensation Committee on Executive Compensation..... 6
     Compensation Committee Interlocks and Insider Participation........10
     Performance Graph..................................................10
     Executive Compensation.............................................11
     Certain Relationships and Related Transactions.....................16
Item II - Ratification of Appointment of Independent Accountants........18
Stockholder Proposals...................................................18
Other Matters...........................................................18
Solicitation of Proxies.................................................19


                          [COMPANY LOGO INSERTED HERE]

                              EXPRESS SCRIPTS, INC.
                              13900 Riverport Drive
                        Maryland Heights, Missouri 63043

                               ------------------

                       2000 ANNUAL MEETING OF STOCKHOLDERS
                                 PROXY STATEMENT

                               ------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Express Scripts, Inc., a Delaware corporation (the "Company"), to be voted at the 2000 Annual Meeting of Stockholders of the Company (the "Meeting") and any adjournment thereof. The Meeting will be held at the offices of the Company, 13900 Riverport Drive, Maryland Heights, Missouri 63043, on Wednesday, May 24, 2000, at 9:30 a.m. Central Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement. This Proxy Statement and the accompanying Proxy will first be sent or given to stockholders on or about April 24, 2000.

     A Proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted as follows: (i) for the nominees for director named in this Proxy Statement; (ii) for ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2000; and (iii) in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the Meeting and any adjournment thereof. Each such Proxy granted may be revoked at any time thereafter by writing to the Secretary of the Company prior to the Meeting, by executing and delivering a subsequent proxy or by attending and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy.

                                VOTING SECURITIES

     Stockholders of record as of the close of business on March 31, 2000 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof. On the Record Date there were 23,000,236 outstanding shares of the Company's Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), and 15,020,000 outstanding shares of the Company's Class B Common Stock, $.01 par value per share (the "Class B Common Stock", which, together with the Class A Common Stock, are hereinafter collectively referred to as the "Common Stock"). All of the outstanding shares of the Class B Common Stock are owned by NYLIFE HealthCare Management, Inc. ("NYLIFE HealthCare"), a Delaware corporation and an indirect subsidiary of New York Life Insurance Company, a mutual insurance company organized and existing under the laws of the State of New York ("New York Life").

     The Class B Common Stock is convertible into shares of Class A Common Stock on a share-for-share basis at any time at the option of the holder, and will be converted automatically to Class A Common Stock upon any transfer to any entity other than New York Life or its affiliates. Each holder of the Class A Common Stock is entitled to one vote for each share held by such holder and each holder of the Class B Common Stock is entitled to ten votes for each share held by such holder. In all respects other than voting power and the convertibility of the Class B Common Stock, the Class A Common Stock and Class B Common Stock are identical. The Class A Common Stock and the Class B Common Stock vote together as a single class on all matters except where Delaware law or the Company's Certificate of Incorporation require otherwise.

     The presence, in person or by proxy, of the holders of shares entitled to cast a majority of the votes of all outstanding shares entitled to vote shall constitute a quorum at the Meeting. A stockholder who abstains from a vote by registering an abstention vote will be deemed present at the Meeting for quorum purposes but such abstention will have the same effect as a vote against the particular matter under consideration. In the event a nominee holding shares for beneficial owners votes on certain matters pursuant to discretionary authority or instructions from beneficial owners, but with respect to one or more other matters does not receive instructions from beneficial owners and does not exercise discretionary authority (a so-called "non-vote"), the shares held by the nominee will be deemed present at the Meeting for quorum purposes but will be disregarded. Thus, on the proposal to elect directors, which requires a plurality of the votes of shares present in person or represented by proxy and entitled to vote on the election of directors, abstentions and non-votes will have no effect. However, ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2000 requires the affirmative vote of a majority of the votes of shares present, in person or by proxy, and entitled to vote at the Meeting, voting as a single class. Accordingly, abstentions will have the same effect as votes against this matter, while non-votes will be disregarded and have no effect on the outcome of this matter.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of March 1, 2000 (unless otherwise noted) by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Class A Common Stock or Class B Common Stock, (ii) each of the five most highly compensated executive officers and each director of the Company, and (iii) all executive officers and directors of the Company as a group. Included are amounts of shares which may be acquired on March 1, 2000 or within 60 days of March 1, 2000 pursuant to the exercise of stock options by employees or outside directors. Unless otherwise indicated, each of the persons or entities listed below exercise sole voting and investment power over the shares that each of them beneficially owns. All beneficial owners other than New York Life own shares of Class A Common Stock. New York Life, as a beneficial owner, owns Class B Common Stock.


                                         Shares Beneficially Owned

            Name and Address               Number   Percent of
                                                       Class
   Class A Common Stock:
   Howard I. Atkins....................     1,500        *
   Stuart L. Bascomb (1)...............    80,620        *
   Gary G. Benanav.....................     1,000        *
   Frank J. Borelli....................         0        *
   Judith E. Campbell..................         0        *
   Barbara B. Hill.....................         0        *
   Richard M. Kernan, Jr...............         0        *
   Richard A. Norling(2)...............    52,225        *
   Frederick J. Sievert................         0        *
   Stephen N. Steinig..................         0        *
   Seymour Sternberg(3)................     7,000        *
   Barrett A. Toan(4)..................   474,500       2.0%
   Howard L. Waltman(5)................    30,300        *
   Gary E. Wendlandt...................         0        *
   Norman Zachary(6)...................    35,300        *
   Linda L. Logsdon (7)................    73,960        *
   David A. Lowenberg(8)...............    88,440        *
   George Paz (9)......................    46,160        *
   Directors and Executive
       Officers as a Group (24          1,050,318       4.5
     persons)(10)......................
   FMR Corp.(11)....................... 2,087,500       8.9%
       82 Devonshire Street
        Boston, Massachusetts 02109
   AMVESCAP PLC(12).................... 2,049,800       8.8%
       11 Devonshire Square
       London, England EC2M 4YR
   Pilgrim Baxter &
       Associates, Ltd.(13)............ 1,927,500       8.2%
       825 Duportail Road
       Wayne, Pennsylvania 19087

   Class B Common Stock:
   NYLIFE HealthCare Management,
       Inc.(14)(15)(16)................ 15,020,000      100%

    * Indicates less than 1%

     (1) Includes options for 69,820 shares granted under the Employee Stock Option Plans, and 10,800 shares owned by Mr. Bascomb, of which 3,300 shares are held as co-trustee (with shared voting and dispositive power) of a trust for the benefit of his mother. Excluded are 1,279 phantom shares invested in the Company Stock Fund under the Executive Deferred Compensation Plan, calculated as of December 31, 1999.

     (2) Includes options for 48,500 shares granted under the Amended and Restated 1992 Stock Option Plan for Outside Directors (the "Outside Directors Plan").

     (3) Excludes 360 shares held by Mr. Sternberg's son, as to which shares Mr. Sternberg disclaims beneficial ownership.

     (4) Includes options for 448,000 shares granted under the Employee Stock Option Plans. See "Executive Compensation -- Stock Options" for a description of certain restrictions on Mr. Toan's ability to transfer shares subject to options and "Executive Compensation -- Employment Agreement" for a description of the terms of his employment agreement with the Company governing his options. Excluded are 448 phantom shares invested in the Company Stock Fund under the Executive Deferred Compensation Plan.

     (5) Consists of options for 29,300 shares granted under the Outside Directors Plan.

     (6) Consists of options for 34,500 shares granted under the Outside Directors Plan.

     (7) Includes options for 68,460 shares granted under the Employee Stock Option Plans. Excluded are 43 phantom shares invested in the Company Stock Fund under the Executive Deferred Compensation Plan, calculated as of December 31, 1999.

     (8) Consists of options for 88,040 shares granted under the Employee Stock Option Plans. Excluded are 122 phantom shares invested in the Company Stock Fund under the Executive Deferred Compensation Plan, calculated as of December 31, 1999.

     (9) Consists of options for 45,960 shares granted under the Employee Stock Option Plans. Excluded are 28 phantom shares invested in the Company Stock Fund under the Executive Deferred Compensation Plan, calculated as of December 31, 1999.

     (10) Includes options for 988,933 shares granted under the Outside Directors Plan and the Employee Stock Option Plans. Excluded are 2,087 phantom shares invested in the Company Stock Fund under the Executive Deferred Compensation Plan, calculated as of December 31, 1999.

     (11) The information with respect to the beneficial ownership of these shares as of December 31, 1999 has been obtained from a copy of a Schedule 13G dated February 14, 2000. Such filing reports that the beneficial owner is a registered investment advisor and it shares voting power with respect to all of the shares reported but has sole dispositive power as to all of the shares reported.

     (12) The information with respect to the beneficial ownership of these shares as of December 31, 1999 has been obtained from a copy of an Amendment No. 3 to Schedule 13G dated February 3, 2000. Such filing reports that the beneficial owner is a parent holding company and it shares voting power and dispositive power as to all of the shares reported.

     (13) The information with respect to the beneficial ownership of these shares as of December 31, 1999 has been obtained from a copy of an Amendment No. 12 to Schedule 13G dated January 7, 2000. Such filing reports that the beneficial owner is a registered investment advisor and it shares voting power with respect to all of the shares reported but has sole dispositive power as to all of the shares reported.

     (14)Messrs. Atkins, Benanav, Kernan, Sievert, Steinig, Sternberg, and Wendlandt, and Ms. Campbell, directors of the Company, are also directors and/or hold various executive positions with New York Life and/or NYLIFE HealthCare, as described herein. All of the foregoing directors disclaim beneficial ownership of the Company's Class B Common Stock owned by NYLIFE HealthCare.

     (15) NYLIFE HealthCare holds 15,020,000 shares of Class B Common Stock, which will be automatically converted upon transfer of such Class B shares (other than to New York Life or its affiliates) at any time into shares of Class A Common Stock on a share-for-share basis and otherwise at the option of NYLIFE HealthCare.

     (16) If converted to Class A Common Stock, the Class B Common Stock would, as of March 1, 2000, represent approximately 39% of the outstanding Class A Common Stock.


                            I. ELECTION OF DIRECTORS

     At the Meeting, the entire Board of Directors, comprised of fifteen directors, is to be elected to serve until the next Annual Meeting of Stockholders or until their successors shall be duly elected and qualified. In January, 2000, the number of directors was increased from ten to fifteen by the Board of Directors pursuant to the Company's Bylaws. Unless otherwise specified, all proxies will be voted in favor of the fifteen nominees listed below as directors of the Company.

     The Board of Directors has no reason to expect that any of the nominees will be unable to stand for election at the date of the Meeting. If a vacancy occurs among the original nominees prior to the Meeting, the proxies will be voted for a substitute nominee named by the Board of Directors and for the remaining nominees. Directors are elected by a plurality of the votes cast. NYLIFE HealthCare has indicated its intention to vote its shares for election of the fifteen nominees. Assuming NYLIFE HealthCare votes in favor of such nominees, such vote would be sufficient to elect the nominees. The following information is furnished as of March 1, 2000, with respect to each of the nominees for the Board of Directors:

Name, Position and Principal Occupation

     Howard I. Atkins, 49, was elected a director of the Company in January 1997. Mr. Atkins has been an Executive Vice President and the Chief Financial Officer of New York Life since April 1996. From September 1991 until joining New York Life, Mr. Atkins was the Executive Vice President and Chief Financial Officer of Midlantic Bank Corporation. Mr. Atkins is also a director and officer of certain subsidiaries of New York Life, and a director of London Assurance Holding Co.

     Stuart L. Bascomb, 58, was elected a director of the Company in January 2000. Mr. Bascomb has been an Executive Vice President of the Company since March 1989, serving as the Executive Vice President of Sales and Provider Relations from May 1996 to the present, and as the Executive Vice President and Chief Financial Officer from March 1992 until May 1996.

     Gary G. Benanav, 54, was elected a director of the Company in January 2000. Mr. Benanav has been Chairman and Chief Executive Officer of New York Life International, Inc. since December 1997, and a Vice Chairman of New York Life since November 1999. He was Executive Vice President of New York Life from December 1997 until November 1999. Prior to joining New York Life, Mr. Benanav served as the Chairman of Aeris Ventures, a venture capital firm, from May 1996 until November 1997 and as the Chief Operating Officer of ProHealth Physicians, Inc., a physicians' management services organization, from October 1996 until November 1997. From July 1972 until May 1996, Mr. Benanav served in various capacities with Aetna Life and Casualty Company, including Executive Vice President from and after December 1993. He is also a director of New York Life and Barnes Group, Inc.

     Frank J. Borelli, 64, was elected a director of the Company in January 2000. Mr. Borelli has been Senior Vice President of Marsh & McLennan Companies ("MMC"), a global professional services firm, since January 2000. From October 1994 until January 2000, Mr. Borelli was Senior Vice President and Chief Financial Officer of MMC. Mr. Borelli is also a director of MMC, United Water Resources Inc. and The Interpublic Group of Companies Inc..

     Judith E. Campbell, 52, was elected a director of the Company in November 1997. Ms. Campbell has been a Senior Vice President and the Chief Information Officer of New York Life since June 1997. From October 1995 until joining New York Life, Ms. Campbell was Senior Vice President of Consumer Banking, Manager of Deposit Products, Consumer Payments and Direct Banking of PNCBank. Ms. Campbell served as a Senior Vice President of Midlantic Bank Corporation from May 1992 until October 1995, when Midlantic Bank was acquired by PNCBank. Ms. Campbell is also a director of certain subsidiaries of New York Life.

     Barbara B. Hill, 47, was elected a director of the Company in January 2000. Ms. Hill has served as the President and Chief Executive Officer of Rush Prudential Health Plans ("Rush Prudential") since January 1996. Ms. Hill served as an executive officer of Aetna Health Plans of the Midwest from October 1994 until joining Rush Prudential.

     Richard M. Kernan, Jr., 59, was elected a director of the Company in March 1992. He has been an Executive Vice President of New York Life since March 1991 and the Chief Investment Officer of New York Life since June 1997. Mr. Kernan is also Chairman of the Board of Trustees of The Mainstay Funds Limited, the Chairman and CEO of Mainstay VP Series Fund, Inc., both subsidiaries of New York Life, a director of New York Life and a director and officer of NYLIFE HealthCare and other New York Life subsidiaries.

     Richard A. Norling, 54, was elected a director of the Company in March 1992. Mr. Norling has been the Chief Executive Officer of Premier, Inc. ("Premier"), the largest voluntary healthcare alliance in the U.S., since September 1998. From September 1997 until September 1998, Mr. Norling was the Chief Operating Officer of Premier. From July 1989 until joining Premier, Mr. Norling was the President and Chief Executive Officer of Fairview Hospital and HealthCare Services, a regional integrated network of hospitals, ambulatory care services and health care management enterprises. Mr. Norling is also a director of Premier.

     Frederick J. Sievert, 52, was elected a director of the Company in July 1995. Since January 1997, Mr. Sievert has been the Vice Chairman of New York Life. From February 1995 to December 1996, Mr. Sievert was an Executive Vice President of New York Life. Mr. Sievert is also a director of New York Life and a director and officer of other subsidiaries of New York Life, as well as Eagle Strategies Corp.

     Stephen N. Steinig, 54, was elected a director of the Company in January 1994. Since February 1994, Mr. Steinig has been Senior Vice President and Chief Actuary of New York Life. Mr. Steinig is also an officer of other subsidiaries of New York Life.

     Seymour Sternberg, 56, was elected a director of the Company in March 1992. Mr. Sternberg is the Chairman, President and Chief Executive Officer of New York Life. He has been with New York Life since February 1989, serving as the President and Chief Operating Officer from October 1995 to April 1997, the Vice Chairman from February to September 1995, and as an Executive Vice President from March 1992 to February 1995. Mr. Sternberg is also Chairman, Chief Executive Officer and President of NYLIFE HealthCare, and a director or an officer of a number of other New York Life subsidiaries.

     Barrett A. Toan, 52, was elected Chief Executive Officer of the Company in March 1992, and President and a director in October 1990. Mr. Toan has been an executive employee of the Company since May 1989. Pursuant to Mr. Toan's employment agreement, failure of the stockholders to elect Mr. Toan to the Board of Directors would entitle Mr. Toan to terminate his employment for "Good Reason" (as defined in the agreement). See "Executive Compensation -- Employment Agreement." Mr. Toan is also a director of PlanetRx.com, Inc.

     Howard L. Waltman, 67, was elected Chairman of the Board of the Company in March 1992. Mr. Waltman has been a director of the Company since its inception in September 1986. Mr. Waltman also serves as an advisor to Galen Group, a venture capital fund, and is a director of Computer Outsourcing Services Inc.

     Gary E. Wendlandt, 49, was elected a director of the Company in January 2000. Mr. Wendlandt has been the Executive Vice President of Asset Management of New York Life since May 1999. From June 1972 until joining New York Life, Mr. Wendlandt held various positions with Mass Mutual Life Insurance Company, including the position of Executive Vice President and Chief Investment Officer from June 1993 until May 1999.

     Norman Zachary, 73, was elected a director of the Company in March 1992. From June 1967 to November 1991, Mr. Zachary held various positions at Logica Data Architects, Inc. (formerly known as Data Architects, Inc.) ("Logica"), a consulting and software development company, including serving as President and a director until November 1990. Logica provided consulting services to New York Life from time to time.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has established an Executive Committee, an Audit Committee and a Compensation Committee of the Board of Directors. During intervals between meetings of the Board of Directors, the Executive Committee (comprised of Messrs. Atkins, Borelli, Kernan, Sievert, Sternberg (Chairperson), Toan, Waltman and Zachary) has all the powers and authority of the Board of Directors, except as otherwise provided by the Board of Directors, the Company's Bylaws, or as required by law. The Audit Committee (comprised of Messrs. Borelli (Chairperson), Norling, Steinig and Zachary) reviews the internal controls of the Company and the objectivity of its financial reporting. In addition, the Audit Committee must review and, by majority vote, approve material transactions with related parties (see "Certain Relationships and Related Transactions - Approval of Related Party Transactions"). A majority of the Audit Committee must be unaffiliated with the Company and its affiliates. The Compensation Committee (comprised of Messrs. Sievert (Chairperson), Sternberg and Zachary) administers the Company's compensation plans. The Company does not have a standing Nominating Committee.

     During 1999, the Board of Directors held eight meetings, the Executive Committee held five meetings, the Audit Committee held six meetings and the Compensation Committee held eight meetings. Each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and the Committees on which he or she served during 1999.

                             DIRECTORS' COMPENSATION

     Directors of the Company who are also employed by the Company or New York Life or its subsidiaries do not receive compensation for serving as directors. During 1999, directors who were not employees of the Company or New York Life or its subsidiaries received an annual retainer of $10,000 and a fee of $750 for each Board or Committee meeting attended. The Company also reimburses non-employee directors for out-of-pocket expenses incurred in connection with attending Board and Committee Meetings.

     Under the Outside Directors Plan, prior to the amendment thereto effective January 24, 1996, each non-employee director received a one-time grant of a ten-year option to purchase 28,000 shares of Class A Common Stock at an exercise price equal to the fair market value of the Class A Common Stock at the date of grant. This option became exercisable in three equal annual installments on the first three anniversaries of the grant date. Mr. Norling and Mr. Zachary were granted options to purchase 28,000 shares each upon the closing of the Company's initial public offering in June 1992.

     Effective January 24, 1996, each non-employee director who is first elected or appointed as a non-employee director on or after such date shall receive a ten-year option to purchase 48,000 shares of the Class A Common Stock as of the date of the first Board meeting he or she attends as a non-employee director, at an exercise price equal to the fair market value of the Class A Common Stock at the date of grant. These options will become exercisable in five equal installments at the rate of one-fifth per year on each anniversary of the grant date. In addition, each non-employee director who was first elected or appointed as a non-employee director prior to January 24, 1996 received an option to purchase 20,000 shares, in addition to the 28,000 previously granted, at an exercise price equal to the fair market value of the Class A Common Stock at the date of grant. These additional options vested in two installments of 10,000 shares each on June 16, 1996 and June 16, 1997. Mr. Norling and Mr. Zachary were each granted options to purchase 20,000 additional shares effective January 24, 1996, Mr. Waltman was granted an option to purchase 48,000 shares effective May 22, 1996, and Mr. Borelli and Ms. Hill were each granted options to purchase 48,000 shares effective January 26, 2000.

     Effective January 27, 1999, each non-employee director who was first elected or appointed as a non-employee director prior to said January 27, 1999, and was still serving in such capacity on such date, received an option to purchase 2,500 shares of the Class A Common Stock on such date, at an exercise price equal to the fair market value of the Class A Common Stock on such date, in addition to any options previously granted. These additional options vest in three installments of 833, 833 and 834 on January 27, 2000, January 27, 2001 and January 27, 2002, respectively.


                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") administers the Company's compensation plans, including the Company's employee stock option plans and its Executive Deferred Compensation Plan. The Committee's overall recommendations regarding compensation are subject to approval of the Board of Directors. Although the Committee has authority to grant stock options under the Company's employee stock option plans, it now recommends stock option grants for executive officers to, and acts in conjunction with, the full Board of Directors in awarding stock options to such individuals in order to comply with the rules adopted under Section 16 of the Securities Exchange Act of 1934, as amended.

Compensation Plan

     The Company's general compensation policy for its executive officers, including the Chief Executive Officer ("CEO"), is to provide short-term compensation consisting of two components, a fixed base salary and a cash bonus awarded based upon specific short-term financial and non-financial objectives for the individual and the Company, and long-term compensation consisting of options to purchase the Company's stock based upon the Committee's judgment as to the relative contribution of each officer to the long-term success of the Company. In addition, the Company has adopted a deferred compensation plan for senior executives and has entered into severance agreements with certain key executives. The CEO consults with the Committee regarding the compensation of the Company's executive and senior vice presidents. The Committee reviews executive compensation on an annual basis.

     The Company's policy is to combine short-term compensation, long-term incentive compensation and other components of the compensation package for executives to create a total compensation package that is competitive with compensation packages for executive officers of similarly sized companies in comparable businesses.

     During 1998, the Company engaged a nationally recognized consulting firm to review compensation levels for the Company's executive officers. The study was based on a group of comparable companies in health care and information intensive businesses, together with other companies with high-growth characteristics similar to those of the Company (the "Comparable Companies"). The consultant determined that the Company's executive officers, including its CEO, were generally compensated at levels lower than the 50th percentile of total compensation received by executives in comparable positions at the Comparable Companies. Accordingly, the Committee approved certain adjustments to the base salary and bonus levels for the executive officers to take effect March 1999 to bring executive compensation in line with the 50th percentile level of compensation for the Comparable Companies. The Committee also recommended long-term incentive compensation awards in the form of additional stock options, which were made in December 1998, and the implementation of a deferred compensation plan, both as discussed below. No formal compensation study was undertaken in 1999.

     The Committee continues to evaluate the impact of Section 162(m) of the Internal Revenue Code on the deductibility of executive officer compensation. The Committee is endeavoring to maximize the deductibility of compensation to the extent practicable while maintaining competitive compensation.

Components of Executive Compensation

     Base Salary: The Committee determines the salary ranges for each executive officer position in the Company based upon the level and scope of responsibilities of the position and the pay levels of similarly positioned executive officers in companies deemed comparable by the Committee. The CEO's evaluation of the level of responsibility of each position (other than his own) and the performance of each other executive officer is of paramount importance when base salary is determined. For 1999 compensation, which was determined in late 1998, the Committee obtained information about the salary and total compensation of officers in comparable companies through review of published reports and periodic surveys, and from the consulting firm described above. Base salary levels for 2000 will be increased based on generally available salary data, together with the CEO's evaluation.

     Annual Bonus Compensation: Each executive officer's bonus currently has two components: (i) an amount based on the Company's profitability goal for the year, and (ii) an amount based on achieving specific work plan and related objectives. For each executive officer, each component of the bonus is expressed as a specific dollar amount. In general, the profitability component represents approximately 50% of the total annual bonus amount, and the work plan objectives represent the remaining 50%. The potential bonus amount for 1999 for any executive officer (other than the CEO) is between approximately 45% and 60% of their respective base salary, depending on the extent to which that executive officer's department can help meet certain Company-wide goals.

     Executive officers are eligible for annual bonus payments only to the extent that the Company meets certain predetermined profitability goals, which are approved by the Board in its annual review of the Company's budget. For 1999, the goals were principally based upon the Company's budgeted net income, and were evaluated objectively. If the Company meets these profitability goals, the executive will receive the specified profitability portion of the bonus.

     In determining the amount of the work plan bonus component to be paid, the Committee examines the executive's individual contribution to his or her departmental work plan and the extent to which the departmental work plan goals have been achieved. This determination includes both objective and subjective evaluations. The departmental work plan goals are determined based upon the departmental function, and include such items as development and marketing of new products and programs within a specified time frame, systems enhancements to support new products and programs, improvements in mail service pharmacy processing costs and enhancements in the provider networks. The work plan bonus for 1999 is available only to the extent that the Company's overall 1998 profitability goals are achieved.

     For 1999, actual aggregate bonuses paid to current executive officers, including the CEO, represented approximately 42% of the salaries and bonuses paid to these officers, compared to 33% for 1998. The primary reason for the increase in bonus compensation relative to base salary was an adjustment to the compensation for executive officers resulting from a recommendation contained in the 1998 compensation study referred to above. The study indicated that previously the bonus component of executive cash compensation was below the median for the peer groups of companies that were reviewed. Actual aggregate bonuses paid to all current executive officers who received bonuses for 1999 represented approximately 102% of the total amounts allocated for bonuses for these executive officers and approximately 18% of the total bonus amounts paid to all employees for 1999, compared to 91% and 17%, respectively, in 1998.

     In addition, in connection with the Company's acquisition of ValueRx on April 1, 1998, and Diversified Pharmaceutical Services ("DPS") on April 1, 1999, the Company created an additional incentive compensation program for various employees,  including  one of  the  executive  officers  named  in  the  Summary
Compensation Table (the "Named Officers"), involved in integrating the operations of ValueRx and DPS with the Company's existing operations (the "Integration Compensation"). Certain executive officers participating in the Integration Compensation program can earn a bonus award of up to 300% of their base salary for 1999, based on the achievement of specific Company-wide financial performance goals, such as earnings before interest, taxes, depreciation and amortization, as well as the achievement of non-financial integration objectives. The Company-wide financial goals, which are measured objectively, were achieved for 1999. Approximately 90% of the non-financial goals, which were measured subjectively, were achieved during the year. Overall, the executive officers participating in this program earned, in the aggregate, bonus awards equaling an average of approximately 57% of their annual salary for 1999.

     In late 1998, the Company began a planning process for implementation of a Shareholder Value Management incentive compensation system (the "SVM System"), which is a formula-based plan that is based on the concept of "economic profit" created by the Company, to eventually replace, in whole or in part, the existing annual bonus compensation system described above. The SVM System focuses on after-tax operating profit less a charge for invested capital. Essentially, it measures the Company's operating profit after subtracting all costs associated with generating those profits. Bonuses awarded will vary directly with the amount by which after-tax operating profit exceeds the cost of the invested capital. Thus, the SVM System rewards managers who increase stockholder value by most effectively deploying the capital contributed by the stockholders, and places bonuses at risk if targeted economic profit levels are not achieved. Consequently, the Committee believes that the SVM System will better align management's incentive compensation with the creation of stockholder value. Although certain parameters of the SVM System are still being formulated, a portion of the profitability component of each executive officer's compensation was based on the economic profit concept. The Company intends to further implement the SVM System in 2000.

     Long Term Incentive Compensation: Long-term incentive compensation is in the form of the Company's employee stock option plans, which are designed to align the executive's incentive compensation more directly with stockholder values by linking compensation to the performance of the Company's stock.
Long-term compensation is also designed to encourage executives to make career commitments to the Company. Each executive officer receives an initial option grant upon employment with the Company, and typically receives an annual grant of additional stock options thereafter. The size of an executive's stock option award is based upon the CEO's and the Committee's subjective evaluation of the contribution that the executive officer is expected to make to overall growth and profitability of the Company during the vesting period of the options. The Committee also considers comparable long-term incentive compensation levels at the Comparable Companies. In addition, in connection with the Company's acquisition of DPS, the Committee awarded stock options to various key employees, including two of the Named Officers, to provide an additional incentive in connection with the integration process.

     Stock options are granted with an exercise price equal to the market value on the date of grant and constitute compensation only if the Company's stock price increases thereafter. The Committee has discretion to determine the vesting schedule for each option grant and generally has made grants that become exercisable in equal amounts over five years. In general, executives must be employed by the Company at the time of vesting in order to exercise their options. Reference is made to the text of the Company's employee stock option plans for detailed information on the terms of these plans.

     Deferred Compensation Plan: In December 1998, the Board of Directors adopted the Express Scripts, Inc. Executive Deferred Compensation Plan (the "EDCP"), which also serves as a supplemental retirement plan for executives. The EDCP provides eligible senior and vice-president-level executive employees of the Company and its subsidiaries the opportunity to (i) defer the receipt and taxation of up to 50% of the individual's annual base salary and 100% of his or her annual bonus, and (ii) receive certain annual and past-service contributions from the Company that represent a percentage of the individual's salary and cash bonus compensation. Amounts deferred by participants and Company contributions are assumed to have been invested in any of a number of mutual funds and a Company Common Stock fund, although the amounts represent a general obligation of the Company. Distributions are made in cash or, for amounts invested in the Company Common Stock fund, in shares of the Company's Class A Common Stock. The Company's annual contribution for 1999 was equal to six percent (6%) of each participating executive's cash compensation during the year. The purpose of the EDCP is to provide key executives with more competitive retirement and capital accumulation benefits, to retain and provide incentive to the Company's key executives, and to increase the Company's ability to attract mid-career executives to senior executive positions with the Company. Any compensation deferred under the EDCP would not be included in the $1,000,000 limit provided for under Section 162(m) of the Internal Revenue Code until the year in which distributions from the EDCP are actually made to the participants. Ten of the Company's executive officers, including all of the Named Officers, have elected to participate in the EDCP.

     Severance Arrangements: On January 27, 1998, the Board of Directors authorized the Company to enter into severance agreements with certain executives selected by the Board of Directors, upon recommendation of the Compensation Committee, from time to time. Nine executives, including all of the Named Officers other than the Company's CEO, have entered into such agreements with the Company (the CEO's employment agreement with the Company includes a severance agreement). The severance agreements are designed generally to encourage the Company's key management personnel to remain with the Company and its subsidiaries and to continue to devote their full attention to the Company's business, without distraction from personal uncertainties and risks created by certain events that are not within their control. The severance agreements are operative only in the event the executive's employment with the Company or any of its subsidiaries, as the case may be, terminates for any reason other than death, disability or "cause", or in the event that the executive voluntarily terminates employment for "good reason" (as such terms are defined in the agreements). The severance benefit thereunder generally will be an amount equal to (i) one year's salary at the rate in effect on the date of termination, plus
(ii) an amount equal to the current year's bonus potential multiplied by the average percentage of the bonus potential realized by the executive over the preceding three years, prorated for the portion of the year of termination during which the executive was employed by the Company. See "Executive Compensation-Severance Agreements" for additional information regarding the severance agreements.

The Chief Executive Officer's Compensation

     The Committee evaluates the performance of the CEO for purposes of recommending to the Board his annual base pay adjustment and annual bonus award. The Committee also determines his annual stock option award. The factors considered in recommending an increase in the CEO's salary in 1999 related to the overall performance of the Company, particularly the increase in revenues, membership, net income and earnings per share, which were subjectively evaluated by the Committee.

     Under his employment agreement with the Company, during 1999 the CEO could earn an annual bonus of up to 100% of his base salary for 1999 based upon achievement of performance objectives set by the Board upon recommendation of the Committee. Mr. Toan's bonus award for 1999 performance was recommended by the Committee based upon the Company's attainment of its profitability and enrollment goals, which were weighted equally, and for his performance of the 1999 non-financial work plan objectives that were assigned to him. The factors used in the non-financial work plan objectives related to such items as the acquisition of Diversified Pharmaceutical Services ("DPS") and the integration of DPS' and ValueRx's operations, systems and personnel with those of the Company, the formation of the Company's strategic relationship with PlanetRx, and strengthening of the Company's internal management structure, all of which were subjectively weighted.

     In November 1999, the Committee, acting jointly with the Board of Directors, awarded the CEO additional options to acquire shares of the Company's Class A Common Stock in view of the importance of his expected contribution to the Company's long term goals of sustaining revenue and earnings growth, increasing market penetration and improving service effectiveness and efficiency.


February 29, 2000.                                   COMPENSATION COMMITTEE

                                                Frederick J. Sievert, Chairman
                                                Seymour Sternberg
                                                Norman Zachary

     The Compensation Committee Report on Executive Compensation and the performance graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or portions thereof into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Sternberg is the Chairman, President and Chief Executive Officer of New York Life; and Chairman, President and Chief Executive Officer of NYLIFE HealthCare. Mr. Sievert is the Vice Chairman of New York Life. The Company is a party to agreements with New York Life pursuant to which the Company provides pharmacy benefit management services to employees and retirees of New York Life, and to certain New York Life health insurance policyholders. In 1999, the Company derived $19,309,000, or 0.5% of its revenues from services provided to New York Life. See "Certain Relationships and Related Transactions" for a more complete description of this and certain other transactions involving the Company and New York Life or its affiliates.

                                PERFORMANCE GRAPH

     The following performance graph compares the cumulative total stockholder return of the Company's Class A Common Stock, commencing December 31, 1994, with the cumulative total return on the Standard & Poor's Health Care 500 Index and the Standard & Poor's 500 Index, to the end of 1999. These indices are included only for comparative purposes as required by Securities and Exchange Commission rules in effect as of the date of this Proxy Statement and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the Class A Common Stock, and are not intended to forecast or be indicative of possible future performance of the Class A Common Stock.


                 [Performance Graph, in tabular format, follows]

                          Total Return to Shareholders
                         (Dividends reinvested monthly)

                                 INDEXED RETURNS
                                                                      Years Ending
                                         Base
                                         Period
            Company /Index                Dec 94      Dec 95       Dec 96        Dec 97        Dec 98       Dec 99
---------------------------------------- --------- ------------- ------------ -------------- ------------ ------------
EXPRESS SCRIPTS, INC. - CLA                100        138.78        97.62        163.27        365.31       348.30
S & P 500 INDEX                            100        137.58       169.17        225.60        290.08       351.12
HEALTH CARE - 500                          100        157.85       190.61        273.93        395.06       362.49



                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation for all services rendered in all capacities to the Company for the fiscal years ended December 31, 1999, 1998 and 1997, by the Company's chief executive officer and its other four most highly compensated executive officers (the "Named Officers"):


                           SUMMARY COMPENSATION TABLE


                                                                                         Long-Term
                                                                                        Compensation
                                                 Annual Compensation                        Awards
                                                                                         Securities
                                                                      Other Annual       Underlying         All Other
                             Year      Salary($)        Bonus ($)   Compensation ($)     Options (#)     Compensation($)
------------------------------------------------------------------------------------------------------------------------
Barrett A. Toan
  President, Chief           1999       607,690(1)     675,000(1)          --              100,000(2)         56,942(3)
  Executive Officer and      1998       406,920(1)     308,000(1)          --                  70,000        304,083(4)
  Director                   1997       332,256(1)     250,000(1)          --                  56,000          2,000(5)

Stuart L. Bascomb
  Executive Vice             1999          300,383     187,988(6)          --               13,000(7)         28,063(8)
   President -- Sales and    1998          258,269     134,000(6)          --                  28,300        222,282(9)
  Provider Relations and     1997          210,815      95,380(6)          --                  16,400          2,000(5)
  Director

Linda L. Logsdon
  Executive Vice President   1999          263,277     152,406(6)          --               13,000(7)        24,494(10)
  -- Health Management       1998          226,923     111,625(6)          --                  16,300        32,066(11)
  Services                   1997          187,786     100,000(6)          --                  13,000                 0

David A. Lowenberg
  Chief Operating Officer    1999          303,648    442,203(12)          --              20,000(13)        25,995(14)
                             1998          215,961    281,776(12)          --                  29,800        84,517(15)
                             1997          150,769      63,844(6)          --                  10,200          2,000(5)

George Paz
  Senior Vice President      1999          290,375     187,269(6)          --              18,000(17)        26,473(19)
  and Chief Financial        1998      240,385(16)     117,500(6)          --             124,800(18)        57,592(20)
  Officer                    1997              N/A            N/A          --                     N/A               N/A


     (1)  Represents  compensation  awarded  pursuant  to the  current and prior employment agreement between Mr. Toan and the Company (see "Executive Compensation -- Employment Agreement") and the Company's annual bonus plan (see
Note 6 below).

     (2) Consists of 70,000 stock options awarded on May 26, 1999, and 30,000 stock options awarded on November 23, 1999.

     (3) Consists of basic company credit contribution of $54,942 by the Company under its Executive Deferred Compensation Plan, and $2,000 matching contribution in connection with the Company's 401(k) Plan.

     (4) Consists of past service credit contribution of $302,083 by the Company under its Executive Deferred Compensation Plan, and $2,000 matching contribution in connection with the Company's 401(k) Plan.

     (5) Consists of the Company's matching contribution in connection with the Company's 401(k) Plan.

     (6) Consists of amounts earned pursuant to the Company's annual bonus plan. The portion of the bonus based on each Named Officer's workplan objectives is evaluated based on workplan performance from March 15 through the following March 14.

     (7) Consists of stock options awarded on November 23, 1999.

     (8) Consists of basic company credit contribution of $26,063 by the Company under its Executive Deferred Compensation Plan, and $2,000 matching contribution in connection with the Company's 401(k) Plan.

     (9) Consists of past service credit contribution of $220,282 by the Company under its Executive Deferred Compensation Plan, and $2,000 matching contribution in connection with the Company's 401(k) Plan.

     (10) Consists of basic company credit contribution of $22,494 by the Company under its Executive Deferred Compensation Plan, and $2,000 matching contribution in connection with the Company's 401(k) Plan.

     (11) Consists of past service credit contribution of $30,066 by the Company under its Executive Deferred Compensation Plan, and $2,000 matching contribution in connection with the Company's 401(k) Plan.

     (12) Consists of amounts earned pursuant to the Company's annual bonus plan (see Note 6 above) and amounts earned for integration bonuses awarded in connection with the Company's acquisition of ValueRx for 1998 and, for 1999, both ValueRx and Diversified Pharmaceutical Services.

     (13) Consists of 5,000 stock options awarded on May 26, 1999, and 15,000 stock options awarded on November 23, 1999.

     (14) Consists of basic company credit contribution of $23,995 by the Company under its Executive Deferred Compensation Plan, and $2,000 matching contribution in connection with the Company's 401(k) Plan.

     (15) Consists of past service credit contribution of $82,517 by the Company under its Executive Deferred Compensation Plan, and $2,000 matching contribution in connection with the Company's 401(k) Plan.

     (16) Mr. Paz joined the Company on January 5, 1998.

     (17) Consists of 5,000 stock options awarded on May 26, 1999, and 13,000 stock options awarded on November 23, 1999.

     (18) Consists of 100,000 stock options awarded on January 7, 1998, 5,000 stock options awarded on April 1, 1998, and 19,800 stock options awarded on December 16, 1998.

     (19) Consists of basic company credit contribution of $24,473 by the Company under its Executive Deferred Compensation Plan, and $2,000 matching contribution in connection with the Company's 401(k) Plan.

     (20) Consists of past service credit contribution of $20,000 by the Company under its Executive Deferred Compensation Plan, and reimbursement of relocation expenses of $37,592.



Stock Options

     The table below sets forth certain information on the grants of stock options to the Named Officers pursuant to the Employee Stock Option Plans during 1999.


                                              OPTION GRANTS IN FISCAL YEAR 1999
                                                      Individual Grants
                                     Number of
                                    Securities      Percent of Total
                                    Underlying       Options Granted                                            Grant Date
                                      Options        to Employees in       Exercise          Expiration       Present Value
Name                                Granted (#)      Fiscal Year(4)     Price ($/Sh)(5)         Date              ($)(6)
----                                -----------      --------------     ---------------         ----              ------
Barrett A. Toan                   70,000   (1),(2)        8.38%            $ 65.6875          05/26/09        $2,427,600
                                  30,000   (2),(3)        3.59%              51.6250          11/23/09           817,740

Stuart L. Bascomb                 13,000   (3),(7)        1.56%              51.6250          11/23/09           354,354


Linda L. Logsdon                  13,000   (3),(7)        1.56%              51.6250          11/23/09           354,354


David A. Lowenberg                 5,000   (1),(7)        0.60%              65.6875          05/26/09           173,400
                                  15,000   (3),(7)        1.79%              51.6250          11/23/09           408,870

George Paz                         5,000   (1),(7)        0.60%              65.6875          05/26/09           173,400
                                  13,000   (3),(7)        1.56%              51.6250          11/23/09           354,354


     (1) Consists of options awarded on May 26, 1999.

     (2) Such options are fully exercisable from date of grant. The shares subject to the options are restricted from transfer with the transfer restriction lapsing as to 20% of such shares on each anniversary date of the date of grant. Under the terms of Mr. Toan's employment agreement, the transfer restriction is subject to complete lapse in the event of a "Change of Control" of the Company (as defined in the agreement) or termination of Mr. Toan's employment by the Company without "Cause" (as defined in the agreement), by Mr. Toan for "Good Reason" (as defined in the agreement) or by reason of death, disability or retirement. Pursuant to his employment agreement, Mr. Toan may also have the right to require the Company to purchase a portion of his shares within 12 months after his termination of employment without Cause, for Good Reason or upon death or disability. See "Executive Compensation -- Employment Agreement." Upon termination of Mr. Toan's employment, the Company will purchase any shares issued upon the exercise of the options that remain subject to the transfer restriction, at the lesser of the option exercise price or the then current market value of the Class A Common Stock

     (3) Consists of options awarded on November 23, 1999.

     (4) Total options granted to employees in fiscal year 1999 includes all options granted to employees in 1999.

     (5) Represents the closing price per share as reported on Nasdaq on the date preceding the date of grant.

     (6) Such estimated value is derived using the Black-Scholes method taking into account the following key assumptions:

     (a) volatility of 44.7% calculated using daily stock prices for the 36-month period prior to each respective grant date;

     (b) 0% dividend yield;

     (c) an interest rate of 5.58% which represents the average interest rate on a U.S. Treasury security on the applicable date of grant with a maturity date corresponding to that of the option term;

     (d) 10-year option term;

     (e) an exercise price equal to the fair market value on the date of grant, and

     (f) vesting of 20% per year on each of the first five anniversaries of the date of grant. The resulting Black-Scholes value was discounted by approximately 18.4% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. The actual value of the options will depend on the excess of the market price of the shares over the exercise price on the date the options are exercised, and may vary significantly from the theoretical values estimated by the Black-Scholes model.

     (7) Become exercisable as to 20% of the shares subject to the option on each anniversary of the date of grant. The options shall terminate in the event of a "change in control" of the Company, whereby the Company shall pay the employee an amount equal to the excess of the "change of control price" (as defined in the Employee Stock Option Plans) over the exercise price thereof, for the vested options or all options, depending on whether an offer of "comparable employment" (as defined in the Employee Stock Option Plans) is made to and accepted by the employee. The options terminate upon termination of employment unless the employee dies, retires or is permanently disabled, or his or her employment is terminated without cause.


     The Company has no plan under which it may grant stock appreciation rights.

     The table set forth below provides certain information with respect to the 1999 fiscal year-end value of options to purchase the Company's Class A Common Stock granted to the Named Officers and options exercised during such period.


                   AGGREGATED OPTION EXERCISES IN FISCAL 1999
                        AND FISCAL YEAR-END OPTION VALUES



                                                                               Number of Securities
                                                                              Underlying Unexercised    Value of Unexercised
                                                                              Options at Fiscal Year    In-the-Money Options
                                                                                      End (#)          at Fiscal Year End ($)
                              Shares Acquired on                                   Exercisable/             Exercisable/
Name                             Exercise (#)         Value Realized ($)(1)        Unexercisable          Unexercisable (2)
----                             ------------         ---------------------        -------------          -----------------
Barrett A. Toan                       --                       --                  448,000/0            $14,210,125/$0
Stuart L. Bascomb                     --                       --                  68,220/53,880        $2,801,487/$1,408,325
Linda L. Logsdon                      --                       --                  68,460/73,840        $2,977,533/$2,709,505
David A. Lowenberg                    --                       --                  86,040/63,960        $3,564,454/$1,773,840
George Paz                            --                       --                  44,960/97,840        $768,629/$3,235,392


     (1) Based on the difference  between the sale price and the exercise price.

     (2) Based on $64.00, the closing price of the Class A Common Stock as reported on Nasdaq on December 31, 1999. On March 31, 2000, the closing price of the Class A Common Stock was $42.00.

Employment Agreement

     Effective as of April 1, 1999, the Company entered into a new Employment Agreement with Mr. Toan for an initial term extending through March 31, 2002, pursuant to which Mr. Toan will serve as the Company's Chief Executive Officer and President and a member of the Board of Directors. On April 1, 2001 and on each April 1 thereafter, the term of the Employment Agreement will be extended for an additional one year unless either party has given the other written notice of termination at least 30 days prior to such April 1, provided that the Employment Agreement will terminate when Mr. Toan reaches age 65. The Employment Agreement provides for an annual base salary of $650,000, subject to increase in the discretion of the Board of Directors. Pursuant to the Employment Agreement, Mr. Toan is also eligible to participate in the Company's Annual Bonus Plan for senior executives and will be eligible for target bonuses thereunder of a minimum of 100% of his annual base salary, payment of which will depend upon the Company meeting certain targeted financial and non-financial objectives determined each year by the Board in its discretion. The Employment Agreement replaced a previous employment agreement, which would have expired no earlier than March 31, 2001. In addition to increases in annual base salary and potential bonus compensation, the new Employment Agreement includes provisions governing the vesting of options (and restricted shares issued upon exercise of such options) granted under the Employee Stock Option Plans, the termination of Mr. Toan's employment and severance benefits that differ from the comparable terms of his previous employment agreement.

     Pursuant to the Employment Agreement, on May 26, 1999, Mr. Toan received a one-time grant of nonqualified options to purchase 70,000 shares of Class A Common Stock at an exercise price equal to the fair market value of Class A
Common Stock on the date of grant, with said options vesting in five equal annual installments on each of the first five anniversaries of the date of grant. Subject to the Board's sole discretion, Mr. Toan will continue to be eligible to receive annual option grants under the Company's Employee Stock Option Plans, as determined by the Compensation Committee. The Employment Agreement also provides that all of Mr. Toan's stock options granted under the Employee Stock Option Plans, including those granted prior to the date of the Employment Agreement, and all of Mr. Toan's restricted shares acquired upon exercise of such options will become fully vested upon (i) a "Change of Control," (ii) termination of Mr. Toan's employment by the Company without "Cause," (iii) termination by Mr. Toan for "Good Reason" and (iv) Mr. Toan's death or "Disability" (as each such capitalized term is defined in the Employment Agreement). Upon the occurrence of any of the foregoing events, Mr. Toan's options will remain exercisable for 18 months after such event (or until the expiration date of the option, if the remaining term of the option is less than 18 months). In addition, Mr. Toan may exercise his vested options within 30 days after termination of his employment by the Company for Cause or by Mr. Toan without Good Reason.

     Pursuant to Mr. Toan's previous employment agreement, effective upon the Company's initial public offering in June 1992, Mr. Toan received options to purchase 280,000 shares of Class A Common Stock under the 1992 Plan, which are exercisable at $3.25 per share, and he has received additional options on an annual basis. These options are nonqualified options and are exercisable in full immediately. If Mr. Toan exercises any of these options prior to the fifth anniversary of the date of grant, however, the shares received upon exercise, to the extent exceeding a number of shares equal to the product of (x) 20% of the number of shares subject to the options, and (y) the number of whole years elapsed since the date of grant, will be "restricted shares" and subject to forfeiture. A pro rata portion of the restricted shares received will vest on each succeeding anniversary until the fifth anniversary after the date of grant, provided, however, that, pursuant to the Employment Agreement, the restricted shares will vest immediately under the same circumstances that cause any of his options to become fully vested, as described in the immediately preceding paragraph.

     The Employment Agreement also provides Mr. Toan the right to tender to the Company, within 12 months after his termination without Cause, for Good Reason or upon death or Disability, shares of Class A Common Stock equal to the greater of (a) the number of shares subject to options granted to him during the calendar year preceding such termination or (b) 70,000 shares (with (a) and (b) adjusted for any stock splits occurring after the date of grant and the date of the Employment Agreement, respectively). In such event, the Company must repurchase such shares for the "Fair Market Value" (as defined in the Employment Agreement) of such shares as of the date of tender. Under the Employment
Agreement, however, Mr. Toan's right to tender such shares will not become effective until and unless the Financial Accounting Standards Board ("FASB") formally adopts new accounting rules such that such right would not require the Company to use "variable plan accounting" or similar "mark-to-market" accounting, which could result in additional expense to the Company, to reflect such right.

     If the Company terminates Mr. Toan's employment without Cause or Mr. Toan terminates his employment for Good Reason, the Employment Agreement requires the Company to pay Mr. Toan the following amounts: (i) three times his annual base salary then in effect; (ii) three times the greater of (A) his annual bonus for the preceding calendar year or (B) his target bonus for the year of termination;
(iii) all amounts accrued but unpaid as of the date of termination; and (iv) three times the amount or amounts the Company credited to Mr. Toan's account under the Executive Deferred Compensation Plan for the calendar year preceding termination (excluding past service credits for years prior to 1999). The Company must also continue Mr. Toan's employee life and health benefits (except long-term disability insurance coverage) until the earlier of (x) three years following his termination, (y) the date he becomes covered under another employer's plans or (z) the last day of the month in which he reaches age 65. Among other events, the failure of the Company's stockholders to elect Mr. Toan to the Board of Directors constitutes Good Reason under the Employment Agreement.

     In the event of any Change of Control that results in Mr. Toan's liability for the payment of an excise tax under Section 4999 of the Code (or any similar tax under any federal, state, local or other law), the Company will make a "gross-up" payment which, in general, will effectively reimburse Mr. Toan in full for any such excise taxes.

Severance Agreements

     On January 27, 1998, the Board of Directors authorized the Company to enter into severance agreements with executives selected by the Board of Directors upon recommendation of the Compensation Committee. The severance agreements are designed generally to encourage the Company's key management personnel to remain with the Company and its subsidiaries and to continue to devote their full attention to the Company's business without distraction from personal uncertainties and risks created by certain events that are not within their control. The severance agreements are operative only in the event the executive's employment with the Company terminates for reasons discussed below. Nine executives, including all of the Named Officers other than Mr. Toan, the Company's Chief Executive Officer, have entered into such agreements with the Company. (Mr. Toan has entered into an employment agreement with the Company that includes a severance agreement - see "Employment Agreement" above.)

     The severance agreements generally provide that, in the event of termination of the executive's employment with the Company for any reason other than death or disability (as defined in the agreements) and other than for "cause" (as defined in the agreements, relating generally to acts constituting a felony, gross dishonesty or gross misconduct or willful violations of obligations to the Company), or in the event that the executive terminates employment for "good reason" (as defined in the agreements, relating generally to breaches of the agreement by the Company or changes in the executive's job location, title, authority, duties, compensation or benefits), the executive will be entitled to receive, subject to certain conditions, a cash severance benefit payable in four substantially equal quarterly payments in an aggregate amount equal to: (i) twelve (12) times the monthly base salary being paid to the executive immediately prior to the date of termination plus (ii) an amount equal to the product of (x) the executive's "bonus potential" (as determined in accordance with the agreements) for the year in which the date of termination occurs, multiplied by (y) the average percentage of the bonus potential earned by the executive for the three full years immediately preceding such year (or such shorter period if the executive was employed by the Company for less than three full years and received or was eligible to receive a bonus during such period), which product will be prorated for the portion of the year of termination in which the executive was employed by the Company. As a condition to receiving severance benefits an executive must execute a release of certain claims against the Company and, in specified circumstances, agree to certain non-competition restrictions. All payments will be discontinued in the event of a breach by the executive. Any amounts earned by the executive from employment with a third party prior to the final payment of amounts payable under the severance agreement will reduce the severance benefit due the executive thereunder, except that no such reduction will be required in the event the date of termination occurs within 18 months following a "change in control" (as defined in the severance agreements). The severance agreements also are subject to certain arbitration provisions. The agreements currently continue through December 31, 2001, and extend for an additional year on January 1 of each year unless either party provides notice as specified in the agreements; provided, that the agreements will continue for two years beyond the month in which any change in control occurs.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Until April 1992, the Company was a direct subsidiary of NYLCare Health Plans, Inc. ("NYLCare"), which was a subsidiary of New York Life (New York Life sold NYLCare to Aetna U.S. HealthCare, Inc. ("Aetna") on July 15, 1998; the "NYLCare/Aetna Transaction"). In April 1992, both the Company and NYLCare became direct subsidiaries of NYLIFE HealthCare, which is an indirect subsidiary of New York Life. NYLIFE HealthCare is the beneficial owner of 15,020,000 shares (or 100%) of the Class B Common Stock. As described below, the Company currently provides pharmacy benefit management services to (i) employees and retirees of New York Life, (ii) certain health insurance policyholders of New York Life, and
(iii) WellPath Community Health Plan, Inc. ("WellPath"), a North Carolina health maintenance organization in which New York Life holds a 25% interest.

     The Company is also a party to a series of agreements originally entered into on December 31, 1995, with Premier Purchasing Partners, L.P., (formerly known as American HealthCare Systems Purchasing Partners, L.P.; the "Partnership"), a healthcare group purchasing organization affiliated with Premier. Premier is the largest voluntary healthcare alliance in the U.S., formed as a result of the mergers in late 1995 of three predecessor alliances, American HealthCare Systems, Premier Health Alliance and SunHealth Alliance. The Premier alliance includes approximately 215 integrated healthcare systems that own or operate approximately 800 hospitals and are affiliated with another 900 hospitals. Mr. Norling, who has served as a member of the Board of Directors of the Company since March 1992, was a director of Premier at the time of the transaction and continues to serve in that capacity. Mr. Norling also served as the Chief Operating Officer of Premier for the period September 1997 to September 1998, and has served as the Chief Executive Officer of Premier since that time.

     The Company, through its wholly-owned subsidiary, Diversified Pharmaceutical Services, Inc., which it acquired on April 1, 1999, provides pharmacy benefit management services to Rush Prudential and Harmony Health Plan of Illinois ("Harmony Health Plan"). Ms. Hill, who has served as a member of the Board of Directors of the Company since January 2000, is the President and Chief Executive Officer of Rush Prudential, and Ms. Hill's spouse is an executive officer of Harmony Health Plan. Both clients were under contract with
Diversified Pharmaceutical Services at the time of the acquisition. For the period April 1, 1999 through December 31, 1999, the revenues that the Company derived from services provided to Rush Prudential and Harmony Health Plan were approximately $1,945,000 and $85,000, respectively, or 0.05% and 0.002% of total revenues for the year ended December 31, 1999.

     From time to time, the Company has obtained insurance brokerage services from MMC. In December 1999, the Company entered into an agreement with MMC pursuant to which MMC will provide such services for an annual fee of $90,000. Mr. Borelli, who has served as a member of the Board of Directors of the Company since January 2000, is a Senior Vice President of MMC.

Approval of Related Party Transactions

     In an effort to minimize conflicts, the Company's Bylaws require that any material transaction with a related party be approved by the Company's Audit Committee, which currently consists of four directors. A Bylaw provision, which cannot be changed without the affirmative vote of a majority of the outstanding Class A Common Stock, requires that a majority of directors on the Audit Committee be persons who are not directors of New York Life or its subsidiaries (other than the Company) or officers or employees of New York Life or its subsidiaries. A material transaction is a transaction that, by itself, would be required to be disclosed in the Company's proxy statement under the Securities and Exchange Commission's rules and regulations as in effect at the time of the transaction. In general, under the Securities and Exchange Commission's rules and regulations as in effect on the date of this Proxy Statement, a material transaction would be any transaction, or series of similar transactions, in which the amount involved exceeds $60,000.

Relationship with New York Life

Pharmacy Benefit Management Services and Related Items

     Pursuant to agreements with New York Life, the Company provides pharmacy benefit management services to employees and retirees of New York Life and certain New York Life health insurance policyholders. Pursuant to an agreement with WellPath, the Company also provides pharmacy benefit management services to WellPath and its members.

     In addition, in connection with the NYLCare/Aetna Transaction, the Company and New York Life entered into an agreement pursuant to which New York Life paid $2.8 million of transition-related payments to the Company in 1999, based upon the level of profit derived by the Company from the provision of certain services to Aetna during that period.

     During 1999, the total revenues that the Company derived from all services provided to New York Life (including the $2.8 million of transition payments described above, but excluding $28,837,000 of revenues derived from WellPath) were approximately $19,309,000, or 0.5% of the Company's total revenues for 1999.

Other Agreements and Transactions

     The Company and New York Life are parties to an agreement that provides that, so long as New York Life, directly or through one or more of its majority-owned subsidiaries, owns 10% or more of the Class B Common Stock, New York Life will not engage directly, or through any of its majority-owned subsidiaries, in a business that derives substantial revenues, as defined in such agreement, from one or more of the following activities within the United States (the "Protected Business"): the provision of pharmacy benefit management services (including dispensing prescription drugs, monitoring cost and quality of pharmacy services, establishing a network of retail pharmacies, processing claims for prescription drugs, performing drug utilization review and assisting in the design of prescription drug programs for benefit plans), and the provision of vision care and home infusion therapy services. However, New York Life and its majority-owned subsidiaries may engage in the following Protected
Businesses: (i) portfolio investment activities, without any of the entities in which they invest being subject to the foregoing restrictions, (ii) claims for processing for prescription drugs in connection with processing medical claims under insurance policies, (iii) acquisition of entities engaged in all or any aspect of the Protected Business, unless any such entity derived a majority of its consolidated revenues from the Protected Business in the first year preceding such acquisition, and operation of the businesses of such acquired entities as they may thereafter develop or expand. The foregoing does not in any way restrict the activities of entities in which New York Life and its subsidiaries own less than a majority equity interest.

     For an annual premium of $5,800, the Company has obtained a $2.5 million life insurance policy from New York Life on the life of Mr. Toan. New York Life maintains Directors and Officers/Corporation Reimbursement ("D&O") insurance covering directors and officers of New York Life and its subsidiaries for certain expenses and liabilities of such directors and officers while acting in their capacity as such while New York Life maintains voting control of the Company. The total amount of New York Life's D&O insurance is $150 million aggregate corporate liability and $250 million aggregate individual liability each policy period, with a $10 million per loss deductible amount for corporate liability and up to $50,000 per loss deductible for individual liability. The policy has been endorsed for the Company's benefit to reduce the $10 million deductible to $250,000 per loss for corporate liability. The Company did not incur any annualized premium expense for this insurance coverage for 1999. There is no assurance that New York Life will provide D&O insurance for the Company in the future.

     From 1989, when NYLCare acquired all of the outstanding stock of the Company, through June 15, 1992, the Company was included in consolidated groups with New York Life for federal income tax purposes. The Company is no longer entitled by law to be included in the consolidated tax groups and will continue as a party to its tax allocation agreements with New York Life only for purposes of adjustments to tax liabilities for the years in which it was included in those consolidated groups.

Relationship with the Partnership and Premier

     On December 31, 1995, the Company entered into a series of agreements with the Partnership, which, among other things, designate the Company as Premier's exclusive preferred provider of outpatient PBM services to shareholders of Premier and their affiliated healthcare entities, plans and facilities which participate in the Partnership's purchasing programs. The term of the relationship is ten years, subject to early termination by the Partnership at five years upon payment of an early termination fee to the Company. Premier is required to promote the Company as the preferred PBM provider to its shareholders and their affiliates. An individual Premier member or affiliated managed care plan is not required to enter into a PBM agreement with the Company, but if it does so, the term of the agreement will be five years.

     As a result of the number of Premier plan members that receive PBM services from the Company and the outcome of certain joint drug purchasing initiatives, the Company issued 454,546 shares of its Class A Common Stock to the Partnership in May 1996. The Partnership could also become entitled to receive up to an additional 4,500,000 shares, depending on the number of members in
Premier-affiliated managed care plans that contract for the Company's PBM services. Premier has asserted that it has earned certain additional shares. The Company disagrees with this contention, and the parties are in discussions concerning this matter. To date, the Company has not issued any additional shares. If the Partnership earns stock totaling over 5% of the Company's total voting stock, it is entitled to have its designee nominated for election to the Board of Directors. To date, the 5% threshold has not been met.

     For the year ended December 31, 1999, the revenues that the Company derived from services provided to the Premier affiliates were approximately $107,538,000, or 2.5% of total revenues for such period. The Company does not derive any revenue from Premier or the Partnership. As of January 1, 2000, the Company was providing service to 28 Premier affiliates representing approximately 1.3 million members.

           II. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP served as the Company's independent accountants for the year ended December 31, 1999. The Board of Directors has appointed, subject to stockholder ratification, PricewaterhouseCoopers LLP to act in that capacity for the year ending December 31, 2000. A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from stockholders. NYLIFE HealthCare has indicated its intention to vote its shares in favor of the ratification of the appointment of PricewaterhouseCoopers LLP. Assuming NYLIFE HealthCare votes to ratify such appointment, such vote would be sufficient to approve such ratification.

     The  Board  of  Directors   recommends  a  vote  FOR  the  ratification  of
PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2000.

                              STOCKHOLDER PROPOSALS

     In accordance with the amended Bylaws of the Company, a stockholder who at any annual meeting of stockholders of the Company intends to nominate a person for election as a director or present a proposal must so notify the Secretary of the Company, in writing, describing such nominee(s) or proposal and providing information concerning such stockholder and the reasons for and interest of such stockholder in the proposal. Generally, to be timely, such notice must be received by the Secretary during the 30-day period that ends 90 days before the anniversary of the prior year's annual meeting. For the Company's annual meeting to be held in 2001, any such notice must be received between January 25, 2001 and February 23, 2001 to be considered timely for purposes of the 2001 Annual Meeting. Any person interested in making such a nomination or proposal should request a copy of the relevant Bylaw provisions from the Secretary of the Company. These time periods also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority, and are separate from and in addition to the Securities and Exchange Commission's requirements that a stockholder must meet to have a proposal included in the Company's proxy statement.

     Stockholder proposals intended to be presented at the 2001 Annual Meeting must be received by the Company no later than December 26, 2000, in order to be eligible for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any proposal, the Company will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

                                  OTHER MATTERS

     Management does not intend to bring before the Meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the Meeting. If any other matters or motions properly come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the Meeting.

                             SOLICITATION OF PROXIES

     The Company will bear the cost of the solicitation of proxies for the Meeting. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners and their reasonable expenses therefor will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally or by telephone, facsimile or other means by the Company's officers, directors and employees, without special compensation for such activities.

By Order of the Board of Directors

                                            /s/ Thomas M. Boudreau
                                            Thomas M. Boudreau
April 24, 2000                              Secretary




                                                                 April 24, 2000

Dear Shareholder:

     The Annual Meeting of Stockholders of Express Scripts, Inc. will be held at the offices of the Company , 13900 Riverport Drive, Maryland Heights, Missouri 63043, at 9:30 a.m. on Wednesday, May 24, 2000.

     It is important that your shares be represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided.

                 Please Detach and Mail in the Envelope Provided
-------------------------------------------------------------------------------

---
X       Please mark your votes as in this example.
---

(1) Election of Directors

___ FOR ALL THE NOMINEES LISTED BELOW
     (except as marked to the contrary below)

___ WITHHOLD AUTHORITY TO VOTE FOR
    ALL NOMINEES LISTED BELOW


NOMINEES:

HOWARD I. ATKINS                                        FREDERICK J. SIEVERT
STUART L. BASCOMB                                       STEPHEN N. STEINIG
GARY G. BENANAV                                         SEYMOUR STERNBERG
FRANK J. BORELLI                                        BARRETT A. TOAN
JUDITH E. CAMPBELL                                      HOWARD L. WALTMAN
BARBARA B. HILL                                         GARY E. WENDLANDT
RICHARD M. KERNAN, JR.                                  NORMAN ZACHARY
RICHARD A. NORLING

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below.

   -----------------------------------------------------------------

                                                    For      Against     Abstain
(2)  Ratification of the appointment of
     PricewaterhouseCoopers  LLP  as the
     Company's independent accountants for 2000     ____     ______      _____


     This Proxy will be voted "FOR" items 1 and 2 if no instruction to the contrary is indicated. If any other business is presented at the meeting, the proxy will be voted in accordance with the recommendation of management.

     (YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY)


                              EXPRESS SCRIPTS, INC.

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 24, 2000 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Barrett A. Toan and Stuart L. Bascomb, or either one of them, as attorneys-in-fact, agents and proxies for the undersigned with full power of substitution, to vote all shares of the Common Stock of the undersigned in Express Scripts, Inc. (the "Company") at the Annual Meeting of Stockholders of the Company to be held on May 24, 2000 at 9:30 A.M., at the offices of the Company, 13900 Riverport Drive, Maryland Heights, Missouri 63043, or at any adjournment thereof, upon the matters described in the Notice of such Meeting and accompanying Proxy Statement, receipt of which is acknowledged, and upon such other business as may properly come before the Meeting or any adjournments thereof, hereby revoking any proxies heretofore given. Please sign exactly as name(s) appear on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officers. If a partnership, please sign in partnership name by authorized persons.


Dated:_________________________             _______________________________
                                                       (Signature)

                                            _______________________________
                                              (Signature if held jointly)

NOTE: Please sign exactly as name(s) appear on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officers. Please sign in partnership name by authorized persons.